Exhibit j(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 63 to the Registration Statement on Form N-1A of Fidelity Advisor Series VIII: Fidelity Advisor Emerging Markets Income Fund of our reports dated February 13, 2001 on the financial statements and financial highlights included in the December 31, 2001 Annual Report to Shareholders of Fidelity Advisor Series VIII.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.

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/s/PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP

Boston, Massachusetts
February 23, 2001